FY 2017 Q1 Earnings Release Conference Call Transcript
September 27, 2016

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE, Inc.'s Fiscal 2017 First Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Before I turn the call over to Mr. Sharan, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to a mix of futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns which may vary significantly from quarter to quarter. In addition, it is important to remember that significates portion of NIKE, Inc.'s continuing operations, including Equipment, Converse Hurley and NIKE Golf are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures including references to wholesale equivalent sales and constant dollar revenue. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as financial measure of actual results. Similarly, references to constant dollar revenue are intended to provide context as to the performance of the business eliminating foreign exchange fluctuations. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, investors.nike.com.

Now I'd like to turn the call over to Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Nitesh Sharan, Vice President, Corporate Finance and Treasurer:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2017 first quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago and at our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. Chairman, President and CEO Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time so we would appreciate you limiting your questions to two. In the event you have additional questions, not covered by others, please feel free to re-que and we will do our best to come back to you. Thanks for your cooperation on this. I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.
Mark Parker, Chairman, Chief Executive Officer, President and Member of Executive Committee, NIKE, Inc.:

Thanks, Nitesh, and hello, everyone. This summer proved just how powerful sport can be around the world. Some of the greatest performances of all time entertained us and, in the process, inspired a new generation of athletes to get moving. At the same time, the look of sport continues to influence everyday style around the world. As a result, new brands are entering into the athletic landscape. The active wear market continues to outpace the overall apparel and footwear market, which itself continues to outpace global GDP growth. It's a great time to be in the business of sports, and as the market leader, this is a great time to be NIKE. We are on the front end of all this growth, a driving force behind the expanding market. We not only see the upside across the landscape, we have both the scale and the skill to act on it. We believe in our strategy and in our complete offense. It's proven to be NIKE's greatest competitive edge. We win now by editing our opportunities aggressively, we sharpen our execution, and we focus on those with the greatest impact and highest return. And we build for the future by intensifying our investments in our brand and innovation.

NIKE is on the offense like never before, driving up a global athletic market that holds tremendous potential for growth. Q1 is the start of what's going to be a strong year for our company.

Let's review the financial highlights. NIKE, Inc. first quarter revenues were up 8%, growing to $9.1 billion. On a currency-neutral basis, NIKE, Inc. revenues grew 10%. Gross margin was 45.5%, down 200 basis points to prior year. Earnings per share increased 9% to $0.73, and we delivered ROIC of 30.5%.

It was a summer of amazing sports moments, and it all began with an historic NBA Finals win, led by LeBron and Kyrie. It continued with Chile taking the Copa América title for the second time in a row. And weeks later at Wimbledon, Serena Williams celebrated her 22nd grand slam, tying her for the most singles titles in the open era. And the next day, the Euro Champs featured the first-ever all-NIKE final with Portugal defeating France.

And of course, we were all captivated by the Rio Olympics last month. Everywhere you looked in Rio, you could feel NIKE's support of the athlete. Over 1,500 Olympians from 60 countries won 189 medals wearing our latest innovations. If NIKE were a country, we would have stood atop the medal count leaderboard.

We saw so many inspiring performances. A few of the highlights for me were Neymar scoring the final penalty kick, leading Brazil to their first-ever Olympic gold in men's football; Mo Farah becoming the second man to win both the 5,000- and 10,000-meter races in consecutive Olympics; and with 21 of the 24 team USA Basketball players wearing NIKE or Jordan footwear, both the men's and women's teams winning gold. It's moments like these that validate our obsession with the athlete. They serve as the ultimate proving grounds.

I'm happy to say we not only owned the fields of play with performance products like the KD9, but we also set the tone for sports style innovation through new apparel silhouettes like the dynamic Reveal Jacket worn by all U.S. Olympic medal winners on the medal stand.

What's amazing is that this success covers only 3 months. We absolutely dominated the sports calendar, and we used the power of sport to energize the marketplace and fuel growth. While I'm pleased with our overall momentum, I'm even more excited about what the future holds for our company.

When we last spoke in June, I outlined our key strategies for growth in fiscal year '17. We talked about driving a continuous cycle of innovation for athletes, about transforming the global marketplace, and then deepening our commitment to lead in this new era of personalized performance. And I'm proud to say we kicked off the year with strong progress in each of those areas.

Starting with innovation, Running is a great example of our complete offense within a category, delivering both performance innovation and sports style innovation in both footwear and apparel. Let's start with the LunarEpic Low which broke new ground this quarter. Delivering a completely new ride, it doesn't feel or look like any running shoe before it. The LunarEpic Low is also translating extremely well to a style audience and it's selling through well beyond expectations.

Innovation at NIKE can also mean reinterpreting our most successful franchises. For example, the Air Zoom Pegasus 33 has proven to be consistently popular. In fact, since its inception, NIKE has sold over 50 million pairs of the Pegasus.

We also brought new technology to sportswear in Q1, as seen with the Roshe 2 Flyknit and the Air Max 1 Ultra Flyknit. These iconic running styles were paired with our groundbreaking digital knitting to maximize flexibility and comfort like only NIKE can.

And finally on apparel, among the most successful styles of the quarter are the new dynamic Reveal Jacket that I had mentioned and performance running tops, shorts and tights. Apparel's accelerated growth is bringing great balance to running.

I should also call out the women's sportswear apparel category which continues to be another standout growth category for NIKE.

Innovation, of course, extends far beyond product at NIKE. It's also about transforming the global marketplace by serving and inspiring consumers in ways that are most meaningful to them. It's about creating ways to keep them coming back. And we do that with our long-standing wholesale partners as well as with our own category-focused doors. One of our greatest competitive advantages is our ability to connect physical and digital shopping experiences for our consumers. In more places than ever, NIKE consumers can now shop in-store and through mobile at the same time in a single transaction. And it's clear our investments are paying off. On a currency -- constant-currency basis, DTC revenue for Q1 was up 22%, with the NIKE.com business leading the way at 49% growth.

Another critical part of the success of NIKE.com continues to be our seamless integration with NIKE+. It was a busy quarter for NIKE+ as we delivered all access to the best of NIKE with one single sign-on to connect to our running, training and sneaker apps. All three apps continue to be refreshed with the new features that are more directly tailored to the user.

We also continue to expand our industry leadership in digital innovation through key partnerships. We got a taste of the combined power of NIKE and Apple again this month. And there's much more to come as we focus on solving problems for athletes together, combining NIKE's deep knowledge of sport with Apple's expertise in digital technology.

We're off to a solid start to the fiscal year, and we're confident we'll reach our near-term goals. At the same time, we're always looking ahead to shape the future of sport. In Q1, we took major leaps to those long-term goals, especially in the promise of personalized performance. Our connection to the consumer through NIKE+ is core to that vision, but equally important is disrupting the business model that supports it, or as we like to call it, our Manufacturing Revolution or ManRev. Through our acceleration of ManRev, we're currently seeing the benefit to product cost optimization. And at the same time, we're building capabilities for increased speed to market.

Beyond that, one of the most exciting opportunities for ManRev is within design. We're continuing to scale our transition from cut and sew, where precision is at the stitch level, to digital design, where precision is at the pixel level. And we're leveraging the power of computational design that uses algorithms to create highly tunable innovations very quickly.

This summer in Rio, athletes such as Allyson Felix, Elaine Thompson and Mo Farah claimed gold wearing our latest track spikes. Each were developed using computational design, 3D printing and selective laser centering, which allowed us to create and refine prototypes in hours instead of months and align with the athletes' specific training programs and competitive needs. Personalized products and services where and when you need them is the future NIKE is building for tomorrow and delivering today.

You've heard me talk before about how NIKE is built for growth. I'm as confident as ever that we're built to win now, to deliver accelerated growth in the near term. And equally, we're built to win for the long term. As we continue to invest surgically and aggressively to create the future of sport and active life, we'll continue to deliver shareholder value for years to come.

And with that, I'll turn it over to Trevor.

Trevor Edwards, President, NIKE Brand:

Thanks, Mark. Q1 is always an exciting quarter for the NIKE Brand, but this past summer was something really special. It was full of global sports moments where our ability to deliver new and innovative products and create powerful consumer connections was on full display. And with that, we're off to a good start to the year.

On a constant currency basis, NIKE Brand revenue grew 10% for the quarter, led by double-digit growth in all international geographies. NIKE Brand DTC revenue was up 22%, driven by online growth of 49%, new store growth and comp store growth of 8%. And finally, Global Futures are up 7%.

At NIKE, we take pride in developing authentic relationships with consumers all over the world. And this summer of sport highlighted how we take full advantage of the world's best athletes to deepen those connections. Our Unlimited You campaign during the Olympics offered an excellent example of that power, with its message of inviting all athletes to push their limits, reaching more than 480 million views online and 1.1 billion TV impressions around the world. For us, this energy is our engine as it continues to drive excitement and momentum for the NIKE Brand. And ultimately, this brand energy comes to life within our categories and through our geographies.

Let's take a look, starting with our categories. First, running. Growing double digits, this was the highest revenue quarter ever for our performance running category, with strong growth across footwear and apparel. Leading the way for footwear were key products that translate our rich understanding of runners into groundbreaking performance innovations like the LunarEpic Low and the Air Zoom Pegasus 33. What's more, the reinvention of our Free technology reignited demand for one of the most iconic footwear franchises around the world.

And with our deep passion for running, we continued to connect products and services. Earlier this month, in partnership with Apple, we announced the Apple Watch NIKE+, your perfect running partner. Built seamlessly into the watch is the NIKE+ Run Club with motivation through smart run reminders and training data like pace and distance available at a glance. I was excited to help introduce the watch at Apple's keynote, and I can't wait for runners everywhere to start using it.

With running, we never rest on our heels. With even more exciting products in the pipeline, our expansive running strategy will continue to drive tremendous energy for both this important category and across our entire portfolio.

Now let's take a look at NIKE Basketball. Mark mentioned what the U.S. men's and women's teams accomplished in Rio. In particular, I want to highlight Kevin Durant's incredible performance, leading the team throughout the tournament and putting up 30 points in the gold medal game. And as KD 9 hit the market this summer to a great response, there's one thing I want to call out. To give fans a way to celebrate KD's move to Golden State, we offered a blue and yellow colorway on NIKEiD on the same day he joined the team. This was a great example of the kind of real-time personalized opportunities you'll see more of as we invest in capability to deliver products to market when and where fans want them most.

Kyrie had an amazing summer, winning an Olympic gold and the NBA championships, and his signature Kyrie 2 continues to be met with strong consumer response. We see a very bright future for this young star, and we are excited for the years ahead together with him.

And finally, the energy for Lebron continues to build after his incredible dominance in the playoffs and his very successful visit to China. And the LeBron Soldier 10 is seeing very strong sell-through in the United States and China, our 2 largest basketball markets.

We continue to see great opportunities in the power of our relationships in Basketball. We have both the deepest roster of great athletes, from LeBron and KD, to Russell Westbrook and Paul George, to Ben Simmons and Elena Delle Donne and great universities and clubs around the world.

Fueled by these relationships, NIKE Basketball continues to energize passion for the game and inspire future generations worldwide. The products are strong, the pipeline is loaded, and I can't wait for the NBA season to start so we can deliver these amazing innovations to our consumers.

In the Jordan Brand, we continue to see huge opportunities as we expand beyond the sport of basketball. Jordan's entrance into the Men's Training category with the Jordan Trainer 1 has been greeted with strong excitement in the marketplace. To support the launch, we created a new training program, the Jordan Breakfast Club based on Michael's legendary work ethic. And as the college football season began, the Jordan Brand joined forces with University of Michigan to a response of real energy. We launched the partnership between these 2 iconic brands with a midnight event attended by thousands of consumers who camped out for the new apparel.

And of course, the Jordan Brand can still lead the world of basketball, as it did with the announcement of the Air Jordan XXXI, with its first of its kind Flyweave and leather upper and a full-length Zoom Air, enhancing lateral support and court feel. What's more, earlier this month, we launched the Jordan 1 Retro High with the original band red and black colorway, and it sold out within an hour.

It's clear, with continued double-digit revenue growth, the Jordan Brand is more popular than ever.

In both NIKE Basketball and Jordan, we serve the full Lifestyle of Basketball like no other brand, from performance to sports style innovation to sharing our passion for sport with millions of consumers around the world.

And importantly, our sportswear category, which in Q1 saw its 11th consecutive quarter of double-digit growth, continues to amplify the power of our performance categories to serve consumers through sports style innovation. As always, NIKE sportswear challenges conventional notions of performance and style by remixing inspiration from our greatest athletes with modern approach to Lifestyle design.

In Q1, consumers continued their love of footwear like the Huarache, the Tanjun and the Air Force 1, along with running icons we've enhanced with Flyknit, like the Roshe 2 and the Air Max 1 to create a look and feel that only NIKE can offer. And our apparel success was highlighted by the ever-popular and improved Tech Fleece, and the new innovative NIKE dynamic Reveal Jacket, which created the look of victory this summer as athletes wore it proudly on the medal stands throughout the Olympics. With both footwear and apparel, our strong sportswear category continues our leadership in fueling passion for sports lifestyle to a global and diverse audience.

Now let's discuss a few of our key geographies. First, North America, where the brand remained very strong. In Q1, we returned our largest geography back to growth with revenues up 6%. This growth was fueled in part by record awareness and engagement around the Olympics and our Unlimited Campaign.

From a category perspective, we saw growth in sportswear, the Jordan Brand and Running. And driven by launches of new innovations, we returned signature basketball to a pull market. We also made great progress against clearing excess inventory within the quarter, and we're seeing the benefit of bringing new product into the clean full-price, in-line channels. Looking forward, we will continue to manage the flow of product into the market as we expand on an already healthy in-line marketplace.

We've always said, there is no finish line, and that's as true today as it ever was. We continue to see tremendous opportunity offered by the still-untapped potential of our complete offense in women's and in young athletes, across performance and sportswear, and up and down the price points. As we look at this considerable upside, we are as excited as we've ever been about our growth opportunities ahead, both in the near term and into the future.

Now let's turn to Western Europe, where we see broad-based demand with growth of 10% for the quarter, the 12th consecutive quarter of double-digit growth. Excitement in the marketplace was fueled by the European Championships and the kickoff to the football season with the launch of the new kits from Man City to FC Barcelona to Atlético de Madrid to Paris Saint-Germain, all of which combined advance performance technologies with beautiful design.

And the energy from this great summer of sports could be seen across Western Europe's marketplace in Q1 from our elevated execution in Paris with Intersport to the House of Hoops on London's Oxford Street with Foot Locker, we are creating compelling retail experiences for our consumers, and these strong partnerships are paying off. At the same time, our own DTC business continues to perform well, growing 30% in the quarter.

We are rated by consumers as the favorite brand in all key cities in Western Europe, and the momentum we have seen in Q1 reinforces our view that we have tremendous growth potential in this important geography.

And finally, in Greater China, we continue to see great results with revenue growing 21% for the quarter. We are leveraging consumer sports moments such as the Olympics and the athlete visits by LeBron, KD and Russell Westbrook this summer. This energy is reflected in our category results with tremendous momentum across running, sportswear, Jordan and NIKE Basketball.

Just recently, the China retail market became the world's largest market, eclipsing the United States. And with our impressive growth there, we continue to feel confident about the successful strategies we are executing. We are leading with digital, where we're seeing incredible growth in our NIKE.com business as we continue to innovate with a focus on mobile. And we are leveraging the best practices from China across our global portfolio.

Consumers are also responding to our efforts to create more compelling and unique retail experiences and the re-profiled doors with our wholesale partners continue to be more productive. We will continue to raise the bar as we scale the number of re-profiled doors in the fleet.

We feel great about the progress of our business in China, and more importantly, we are more confident than ever in our ability to sustain -- to drive sustained growth in this geography.

Q1 was the start of a new fiscal year for the NIKE Brand, but to us, it's much more than that. It's the continuation of delivering innovative products to the marketplace, connecting our consumers with more fun and authentic experiences and elevating every aspect of our game to help athletes get better.

Thanks. Now here's Andy.
Andy Campion, Executive Vice President & Chief Financial Officer:

Thanks, Mark and Trevor, and good afternoon to everyone on the call.

Strong growth, expanding profitability and high returns on invested capital are the three pillars of NIKE's financial strategy. And our consistent delivery of results across all three of those dimensions over the long term is what continues to set NIKE apart in terms of creating value for shareholders.

To be clear, first and foremost, NIKE is a growth company. We're obsessed with bringing inspiration and innovation to every athlete in the world. And with more than 7 billion athletes on the planet, that's no small feat. We are relentlessly in pursuit of our mission, and our pace and intensity always accelerates around the biggest moments in sport. So it should come as no surprise that we're off to a great start against our growth agenda for fiscal year '17.

As Mark noted, the past 90 days have been a hit parade for the NIKE Brand and the amazing athletes and teams that we serve, from LeBron and Kyrie winning the NBA Finals in dramatic fashion, all the way through to the unprecedented medal-winning performances of hundreds of NIKE athletes at the Olympic Games in Rio. Those are the moments that bring out the best in NIKE, pushing our brand and our pipeline of innovative, beautifully designed products to new heights. Powered by this inspiring summer of sport, our revenue grew to $9.1 billion in the quarter, up 8% on a reported basis and 10% on a currency-neutral basis.

Expanding profitability is another key pillar of NIKE's financial strategy. While margins contracted in the quarter, driven by foreign exchange and several temporary or discrete items, we continued to benefit from our more systemic, long-term drivers of margin expansion, including higher in-line average selling prices and benefits associated with our footwear Manufacturing Revolution initiatives. In fact, based upon the progress we're making in footwear manufacturing, we announced a new strategic relationship with Apollo Global Management in the quarter aimed at revolutionizing apparel manufacturing.

SG&A productivity is also increasing the driver of our expanding profitability. In Q1, operating overhead grew just 6% as continued strategic investment was offset by productivity gains.

Having grown rapidly from a $16 billion enterprise in fiscal year '07 to an over $32 billion enterprise today, we're intensifying our reallocation of the unrivaled resources that we have in our arsenal. Leveraging an approach that we call Edit to Amplify, we are amplifying what matters most in terms of creating value for consumers and driving growth. That includes the path we've been on to double our investment in innovation and revolutionize our supply chain. At the same time, we are editing and realigning resources in areas where the investment we have today is more than sufficient.

Growth and expanding profitability, along with strategic capital deployment, also continue to yield strong returns on invested capital. In the first quarter, our ROIC expanded 160 basis points compared to prior year and is now over 30% for the first time in our history.

Strong growth, expanding profitability and high returns on invested capital are the three pillars of our financial strategy, and we continue to build momentum toward delivering on our long-term goals across all three dimensions through nimble and strategic management. So on that note, let's reflect on our financial results for Q1.

In Q1, NIKE, Inc. revenue increased 8%. On a currency-neutral basis, revenue grew 10%, with all international geographies growing double digits, and North America returning to growth at 6%. NIKE Brand futures orders are up 5% on a reported basis. Currency-neutral futures orders are growing 7%, driven by a 2% increase in units, with increases in average selling prices contributing 5 percentage points of growth.

First quarter diluted EPS of $0.73 increased 9% versus the prior year, driven by strong revenue growth, operating overhead leverage, a lower effective tax rate and a lower average share count. Gross margin contracted 200 basis points in the quarter.

Now let me take a moment to provide greater dimension on the drivers impacting gross margin in the short term and why we remain so confident in our ability to expand margins over the long term. As I previously noted, the primary drivers of the contraction in Q1 were several temporary or discrete items, including, for example, foreign exchange impacts, our exit from the golf equipment business, a higher mix of off-price sales as compared to Q1 fiscal year '16, and a shift of expenses from operating overhead to cost of goods sold.

Note that cost of goods sold includes our investments in innovation, Manufacturing Revolution and other product creation-related resources, which have expanded significantly to fuel long-term growth. At the same time, we continue to benefit from higher full-price average selling prices; lower oil-based input costs; and the favorable impacts on product cost, driven by our Manufacturing Revolution initiatives.

Turning to SG&A, demand creation increased 25% in the first quarter, primarily driven by investment around the Olympics and the European Football Championships. Operating overhead increased just 6%, as continued strategic investment in DTC, operational infrastructure and consumer-facing digital capabilities were partially offset by productivity gains and the shift of certain expenses from operating overhead to cost of goods sold.

The effective tax rate for Q1 was 2.5%, significantly lower than prior year, primarily due to a onetime benefit related to the resolution with the IRS of a foreign tax credit matter.

As of August 31, inventories were up 11%. NIKE Brand wholesale units were up just 3%. The remainder of the expansion in inventory was driven by growth to support our fast-growing DTC businesses and a higher average cost of the inventory due to a higher mix of footwear this quarter versus prior year.

Now let's turn to the performance of a few key operating segments. In Q1, North America revenue grew 6% on both a currency-neutral and reported basis. Growth was driven by sportswear and Jordan. As Trevor noted, we're also seeing strong consumer demand for the signature performance basketball styles that we've just recently launched as we approach the tipoff of the NBA season later in Q2.

On a reported basis, North America EBIT decreased 4% in the first quarter, as revenue growth and full-priced gross margin expansion were offset by higher demand creation related to the Olympics and a higher mix of off-price liquidation in Q1 versus the same period in the prior year.

Overall, we feel great about the progress we are making to rebalance supply and demand in the North America marketplace, and we will deliberately keep supply tight to maintain a pull market. Accordingly, we expect North America's reported revenue growth over the balance of the year to outpace the rate of futures growth, driven by stronger sell-through to consumers.

Now turning to Western Europe, where the NIKE Brand continues to be the leading brand in all 10 key cities, and consumer demand for our products remains extremely strong. In Q1, revenue grew to $1.8 billion, up 10% on a currency-neutral basis. Growth was primarily driven by sportswear, global football, running and Jordan. We also experienced strong growth across both our DTC businesses and with our wholesale partners.

On a reported basis, Q1 revenue increased 7%, while EBIT declined 19%, reflecting the impact of transactional FX headwinds on gross margin and demand creation investments around the European Football Championships and the Olympics.

While NIKE brings the energy of the Olympics to consumers in key cities all around the world, the Olympic Games also offered us the opportunity to more deeply connect with consumers in our Emerging Markets geography and specifically ignite the passion for sport in Brazil.

The stars could not have aligned better for the NIKE Brand, culminating with Neymar's gold-medal winning goal in the historic Maracanã Stadium. Fueled by inspiration from the games, our Emerging Markets geography grew 11% in a currency-neutral basis. Growth was driven by incredibly strong momentum across sportswear, running and Jordan. And the territories with the highest rates of growth were Soco and Pacific.

We're also very effectively managing supply and demand in the Emerging Markets as reflected in lower inventory unit levels versus prior year.

On a reported basis, Q1 revenue and EBIT continued to be heavily impacted by FX headwinds. As a result, Q1 reported revenue decreased 2%, while EBIT decreased 34%.

Q1 was another exceptional quarter for NIKE in Greater China, with currency-neutral revenue growth of 21%. Growth was in the double digits in both footwear and apparel, in both DTC and at wholesale, and across nearly every category. Our brand leadership and connection with consumers in China is unrivaled and accelerating. Sell-through at retail remains robust, and inventories are healthy. And as our focus remains on the long term, we continue to prioritize strategic investment in this important geography to fuel strong and sustainable growth. That includes investments in deepening our connections with consumers, consumer-focused experiences in both owned and partner retail, accelerating digital commerce and new supply chain capabilities that enable us to more personally serve consumers in the world's largest market.

Perhaps, most importantly, we are also investing in our team and talent. The NIKE Brand is winning in China, and the investments we're making now will continue to drive growth and extend our leadership long term.

On a reported basis, Q1 revenue in China was up 15%, while EBIT expanded 12%.

Q1 was a solid start to the year. We have strong brand momentum and a pipeline of innovative performance and sportswear product that is resonating with consumers. Accordingly, our outlook for fiscal year '17 remains largely unchanged in terms of growth and the profitability of our business.

Specifically, for the full year, our revenue expectations remain in line with prior guidance, high single-digit reported revenue growth, and high single to low double-digit currency-neutral revenue growth.

For Q2, we expect reported revenue to grow in the mid-single-digit range, at or slightly below our rate of reported futures growth, reflecting FX headwinds.

Futures orders continue to be an important and valuable aspect of our operating model. That said, the relationship between reported futures and reported revenue in a given quarter has become less correlated based on our evolving business mix. Accordingly, over the past several quarters, we have been providing greater dimension on our outlook for the business. Going forward, based upon our own evaluation and taking into account input that we have received from stakeholders, we will change the sequencing of our futures reporting. Futures will first be referenced in the context of the broader guidance that we provide on the earnings conference call rather than as a standalone forward-looking metric in our earnings release. We will also continue to report futures in detail in our quarterly filings with the SEC.

Turning to gross margin, we now expect the full year rate to contract. For Q2, we expect gross margin to contract by approximately 125 basis points, with the rate in the second half of the fiscal year approaching flat versus the prior year.

Our underlying fundamental drivers of gross margin expansion remains strong, including higher full-price average selling price and product cost optimization. However, those favorable drivers are being offset in the short term by the aforementioned temporary or discrete factors, some of which have a continuing impact on the balance of year.

For total SG&A, we now expect full year growth in the mid- to high single digits, with Q2 growing in the low to mid- single-digit range, as our continued strategic investments are increasingly being funded or offset by SG&A productivity gains as we Edit to Amplify.

In Q2, we expect Other Income or Expense to be roughly zero.

For the full year, our guidance remains unchanged from prior guidance.
We now expect our effective tax rate will be approximately 17% for the full year, taking into account the rate in Q1, and an average rate of about 22% for Q2 through Q4.
We are off to a strong start to the fiscal year, and as we look to the balance of year and beyond, our level of intensity is high. And we are more obsessed than ever with creating extraordinary value for consumers and translating that into sustainable, profitable, capital-efficient growth for NIKE and our shareholders. With that, we'll now open up the call for your questions.

QUESTION AND ANSWER SECTION

Operator

[Operator Instructions] Your first question is from Kate McShane from Citigroup.

<Q – Kate McShane >: Thank you. Good afternoon and thanks for taking my question. My first question was just on innovation. Trevor, you went through a lot of detail, and Mark too about innovation and a lot of the enhancements you've made over time. I just wondered if you could walk us through your view on introducing new platforms and how you reconcile that with just improving the innovation that you already have set forth.
<A – Mark Parker >: Yes. Actually, that's a good question. Let me take that. First of all, on a little more macro level, I think that as I mentioned, the current environment really plays right into NIKE's strengths, meaning with the athletic footwear and apparel segments being so strong and outpacing the rest of the footwear and apparel industry. We're actually quite well represented in leading product on both the performance and the sportswear side of the business as we talked about. There's many things that we're excited about, including some of the product that's in the market right now that I think is -- has a lot of upside opportunity to more completely leverage things in performance -- products and performance. Signature, we talked about. LeBron Soldier; the KD9; new KYRIE; Paul George signatures shoes; of course, the Air Jordan XXXI. Those are great examples. Running, we talked about the LunarEpic Low, really incredible new cushioning system there for a great ride. Pegasus, the update on that, a real classic apparel. The running performance category, both tops and bottoms, women's sports bras. I mean, those are some examples on the performance side. And then on the sportswear side, we've got classics that we've reissued as well as new updates, including innovation as part of those classics: Air Force 1, Air Max, Presto, Sock Dart, the Roshe 2, Huarache, just to name some of those. In terms of the new upcoming innovation, in Q2, we've got more signature basketball coming. You know the LeBron 14 is in the on-deck circle. It's another great signature product for LeBron. The Air VaporMax, which we talked about in March, which is a phenomenal new modern interpretation of NIKE Air cushioning. It's incredible both in how it performs, but how it looks.

We have new iterations of Free product. In apparel, we've got new Base Layer technology. Tech running, new Hyperwarm apparel collection, which we're excited about. Jordan is expanding beyond the basketball category to training and running, including sportswear. We -- Trevor mentioned the new Apple Watch NIKE+ version, which is the start of, I think, intensifying that relationship between NIKE and Apple. And then we've got some -- on the sportswear side, some new innovative interpretations of, again, some of our sportswear classics. Big anniversaries coming, with the Air Max 1, the Air Max 97, the Air Force 1 35th anniversary Cortez, modern comfort collection in the Jordan category as well as NIKE. So we'll bring some real innovation to both the sportswear category with the classics as well as some new products. So there's an array -- I didn't mention the HyperAdapt, by the way, that's -- probably should be toward the top of the list. It's gotten a lot of attention, as it should, because it really ushers in a whole new wave of adaptive technology. So we're bringing innovation, obviously, to performance, but also to sports style innovation. And I think it's interesting that the consumer doesn't necessarily distinguish between the two. Much of -- many of our performance products are worn in terms of the street, and they're quite fashionable. That isn't necessarily our intent out of the box, but we're definitely seeing that be the case as well. So very excited about the innovation that's coming, obviously, in product, and our innovation goes well beyond product. We talked about ManRev. We talked about digital. We talked about personalized performance, NIKE+, NIKE.com, innovations in retail. So this has really always been, always will be the engine for growth for the company. And I'll just say that we're as aggressive as ever in investing in those biggest opportunities. And I'm not including the things I can't talk about, which we are obviously very excited about as well, so.
<Q – Kate McShane >: Thank you so much and just a follow-up question, I know you've been very focused on cleaning out the inventory in the premium channels. I wondered if you could update us on how inventory looks at the non-premium channels currently, and any other regional commentary you can give on how inventories look around the world.

<A – Andrew Campion>: Yes, Kate, Andy. I'll start on that one. Overall, we feel great about the progress that we're making from an inventory -- or maybe more broadly a supply-and-demand management perspective. As I noted, our overall enterprise inventory growth was driven by only 3 percentage point increase in units. And actually, we saw a decline in North America, in particular, in inventory, both in the value of that inventory as well as the units, actually, declining even greater. So while I noted that in margin, off-price sales had a negative mix impact, that was versus the prior year in the first quarter. We're actually continuing to see those off-price sales tighten up as we make the progress we told you we would in terms of returning to a healthy pull market in North America.
<A – Trevor Edwards>: Yes. And maybe to give a broader context around the inventory of the marketplace, I would say, really, around the world, our in-line channels are very healthy really across the board. So we feel that we've made great progress in North America to make sure that we have obviously cleared the excess inventory, and we're bringing in new products into the marketplace, and we're seeing the result of that. Going forward, we will continue to manage the supply into the marketplace proactively to make sure that we maintain a pull market. If you look across to Western Europe, the inventory is actually well in line with revenue growth. Maybe the only difference would be on the value side, you're certainly seeing foreign exchange have some impact. Then in China, we're certainly seeing inventories are very healthy there. And you've seeing some inventory build as we prepare for Singles Day, which is obviously a big impact. And so we're excited about that. So across the board, we feel very confident about our -- the marketplace and the inventory position that we're in today, and we're just excited about the pipeline of products that are coming through.

Nitesh Sharan: Thanks, Kate. We’ll take the next question please.

Operator

The next question is from Jim Duffy from Stifel.

<Q – Jim Duffy- Thank you. Good afternoon. Andy, can you share more detail on the magnitude of the discrete factors influencing the gross margin? Specifically, maybe itemize the impact of the exit of the golf business, the impact to the margin from additional off-price sales?

<A – Andrew Campion>: Yes. I would say the two biggest drivers of the margin contraction versus prior year were the bucket of discrete or temporary items that we referenced and foreign exchange. So those items most notably included the shift of operating overhead expenses into cost of goods sold. So that is a movement within our P&L versus a change in trajectory. And as I mentioned, it's not always that evident to those on the call or otherwise, that included in gross margin or in cost of goods sold is not just the product cost, but also the investments in the team and resources that we deploy against innovation and Manufacturing Revolution and otherwise. Golf, as you highlighted, was another factor within gross margin, both some charges that we took as well as the impact of exiting the golf equipment business. Frankly, it's a great example of the Edit to Amplify approach that we've talked about in the past and we've talked about on this call increasingly being applied to operating overhead. That is having an impact on our margin in the short term and will over the balance of the year. It's not reported as a discontinued operation. It's in our numbers. But we are making those decisions because we believe our long-term focus, in other words, what we will amplify is our focus on footwear and apparel and drive greater growth and profitability there. And we think we'll see the benefits in margin and return on invested capital from the decision we made to edit.

<Q – Jim Duffy- Okay, thanks. My next question is on general trends. At the moment, lifestyle fashion trends appear to be gaining in popularity, while on a relative basis, performance appeal seemingly is softer. Can you speak to any historical precedent for this and how those trends played out in past cycles?

<A – Mark Parker >: Yes. There's always been a shift back and forth from a consumer standpoint. I'll just back up and say, though, that sport in general and innovation have always been, and I think always will be, two of the most powerful drivers of culture and style. NIKE's always -- we've always started with the athlete. It's how we crave the insights to drive the innovative product, and then we amplify that across the portfolio. And sportswear is a really important means of doing that. We see tremendous growth in all areas, specifically in both dimensions of performance and sportswear. We just had our most successful quarter ever for performance running. And our sportswear business at the same time continues to be a massive growth driver for the company. So it's really, for us, just the balance between the two and the relationship between the two. That intersection between performance and style, I think, is stronger than ever. And by the way, innovation is a huge part of creating a new aesthetic, and lifestyle product does prioritize, I think, at this stage, with the consumer comfort and lightweight and breathability. So performance is really an element of sportswear for NIKE, and that's what helps to separate and distinguish NIKE in the marketplace.

<A – Trevor Edwards>: Yes, and I would just -- maybe just add and say, been there, done that, certainly, around as you approach the idea around sportswear and certainly in lifestyle, the life cycle that we go through. We continue to believe that our performance business is actually what is at the root of what drives continued innovation in the marketplace. We then leverage that point of view to create sports style innovation. And we are -- but I think we're in best position where we can actually do both. We can serve the consumer, who want the performance product to wear as a lifestyle product, but also something that he can wear to compete -- he or she can wear to compete in. And again, this current environment is great for us. This is when we were at our best, and that's why I said been there, done that. And we'll do it again, just only it's bigger and certainly, it's great opportunity for us.

Nitesh Sharan: Thanks, Jim. Can we take the next question please?

Operator
Your next question is from Lindsay Drucker Mann from Goldman Sachs.
Lindsay Drucker Mann, your line is open.

Nitesh Sharan: We’ll go to the next question please.

Operator
The next question is from Omar Saad from Evercore ISI.

<Q – Omar Saad>: Thank you. Thanks for all the information guys. Two quick questions. The first one, you talked a lot about Manufacturing Revolution. It seems like we may be at an inflection here, the announcement with Apollo and opening plants in the U.S. Can you tell me -- you first started talking about this a few years ago, what's happening now that you're seeing this inflection? What's the change in that part of the supply chain that really gives you the confidence to accelerate -- push on the accelerator there?

<A – Mark Parker >: Well, we're actually starting to take some of this innovation to scale. I think that's the short answer. For us, this is about getting product to the consumer faster. It's about lowering our product cost, as we talked about, really trying to drive greater labor productivity, less waste in the system, new design capabilities. These are all parts of ManRev. I think, though, the difference, the inflection point you mentioned is really more about the -- taking it to scale with partners like Flex, but then across our whole manufacturing partner base. So we're really modernizing not just with any one partner, but using that innovation to drive it across the whole base. So we talked about Flex and footwear. Apollo is a more recent focus for us on the apparel side, our investment in the Advanced Product Creation Center here on the NIKE campus, some amazing innovations in -- looking at disruptive methods of make. Obviously, we're aware of Flyknit. 3D printing, is -- I think it's got a lot of potential for scale. So we're starting to see the impact at a greater level as we get quarter-to-quarter, and I think that's going to continue to grow.

<A – Andrew Campion>: Yes, Omar, I'd just add, today, we're seeing gains in the tens of millions of dollars per quarter. We certainly expect to see that expand over the long term. The tangible results that we're seeing today are primarily driven by automation and being closer to market. In terms of automation, specifically, we're seeing greater yield in terms of our use of materials, so less waste means lower cost. And we're also improving the throughput in our manufacturing lines, in other words, improving labor productivity. I guess in short, I'd say, we're increasingly confident the Manufacturing Revolution now across both footwear and apparel will have a significant impact on both revenue and margin long term. And as you know, as you start to see returns on your investment, that starts to build momentum. So we remain bullish on that opportunity.
<Q – Omar Saad>: Thanks and quickly, I wanted to ask about the HyperAdapt platform. That's gotten a lot of buzz the last week or so. Are we -- help us kind of imagine where this platform can go. Is it really limited to shoes that can self-lace and tie themselves? Or is this the first foray into basically a kind of shoe with a power source that's living and breathing and can adapt, sense and record data? Is that the direction this might go in the future?
<A – Mark Parker >: B. Absolutely, it's sort of a gateway to a whole new era of what we call personalized performance. And that's not just in terms of fit. It's in terms of cushioning, sport, real time. And that's what's exciting about it. There's a lot I'd love to talk about, as I sometimes say, but I really can't. But I'll -- suffice to say, at least, at this stage, that the HyperAdapt or the adaptive performance technology is not just centered on fit. I mean, we've got many so many other opportunities from a complete performance standpoint and what you'll see coming out very soon in Q2 will be the tip of an iceberg that I think is actually quite compelling.
Nitesh Sharan>: Operator, we have time for one more question, please.

Operator
The last question is from Lindsay Drucker Mann from Goldman Sachs.

Lindsay Drucker Mann >: Yes, thanks. Sorry for that and letting me que back in. Andy, I wanted to ask you about your comment on U.S. futures relative to sales. You said that sales should be outpacing futures. Can you give us any guidelines on how we should be thinking about the rate of sales or future growth for the U.S. division into the back half?

<A – Andrew Campion>: Sure, Lindsay. I think the key driver to keep in mind is sell-through to consumers. We're seeing a much tighter supply and demand and stronger sell-through to consumers. So in the same vein as some of the comments that I made around futures, futures are not really a proxy for revenue. In fact, you don't need a proxy for revenue guidance because we provide that guidance. Really, futures are one of the drivers. There are other dimensions of the business, be that what we call at-once or prop business; obviously, our factory stores. There a number of other dimensions. But one of the primary drivers of that greater growth on the revenue line as compared to futures in any given period is that strong sell-through. And as Trevor, I think, spoke about in a fair amount of detail, we're seeing a return to a strong healthy pull market. And again, that's also evidenced or corroborated by the declining inventory in North America.
Lindsay Drucker Mann >: So maybe to ask another way, how should we be thinking about the revenue growth outlook for the U.S. market into the back half of the year? And how should we be thinking about the timeline to returning the U.S. business towards your long-term algorithm of revenue growth and some margin expansion?

<A – Andrew Campion>: Yes, I -- as you know, Lindsay, we don't give geography-by-geography quarterly revenue guidance. What I would tell you is precisely what we told you on the call, which is we do see revenue outpacing futures. And I'd reiterate our view on North America as a geography that we shared at our Investor Day in October. We see North America is a high single-digit growth geography out to 2020. We don't manage in a strict way to those measures in any given quarter, but we're as confident as ever in that trajectory, driven by our brand and our product.

<A – Trevor Edwards>: Yes, and I'll just say, the brand in North America remains incredibly strong, and we're seeing, really, just great momentum across the business. As we obviously launched a lot of new products into the marketplace, certainly, the Soldier 10, the KD9, the Air Jordan XXXI, the Epic Low. I could continue naming a few, but the point there would be that the marketplace just continues to see very great response to those items. So we feel very good about North America and its continued growth. And the brand is a strong as ever, and we're just seeing momentum in the marketplace. And we're excited about the pipeline of great products that we have coming. So again, we look -- we just look forward to it. So it's all good.

Nitesh Sharan>: Thank you, Lindsay. That's all time we have for today. Thank you all for joining us. We look forward to speaking with you next quarter.

Operator
This concludes today's conference call. You may now disconnect.